EXHIBIT 10.36

CONFIDENTIAL

October 21, 2003

John L. Armstrong, Jr.

Dear Jack:

I am pleased to offer you the position of Executive Vice President Genaera Corporation, reporting to Roy C. Levitt, President and Chief Executive Officer. Your base salary will be $20,833.33 per month ($250,000/year).

If your employment is terminated without clause, as defined in the Stock Option Plan, you will receive your monthly base salary for twelve (12) months following the date of termination, or for such shorter period until you have secured full-time employment elsewhere.

Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting options to purchase 100,000 shares of Genaera Common Stock, and a grant of 50,000 shares of restricted stock. Stock options are exercisable at the fair market value underlying common stock on the date of the next Board of Directors meeting or your start date, whichever is later. These options will have a term of 10 years and vest at the rate of 25% per year. As with all Genaera options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee.

Upon the commencement of your employment with the Company, you will be expected to execute the Company’s Drug-Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Insider Information and Insider Trading, Sexual Harassment Policy, and Conflicts of Interest Policy, each in the form provided in this packet. Genaera may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential, and to use only to further Genaera’s legitimate business interests. Just as Genaera expects you to keep confidential its business or scientific information, Genaera also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

You will be eligible for 25 days vacation per year. Vacation accrues proportionate to months employed. Employees are encouraged to take their vacations yearly. However, up to five (5) days of unused vacation time can be carried over into next year with supervisor approval. In addition, you will be eligible for the benefits package available to all employees. Enclosed is a summary of benefits.

All the terms and conditions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Genaera Corporation. Please indicate your acceptance of this offer, which is for at will employment, by your signature below. We have agreed that your start date will be Monday, October 27, 2003, however, this date is flexible. Please do not hesitate to speak with me concerning any questions you may have.

Sincerely,

/s/ ROY C. LEVITT

Roy C. Levitt
President & Chief Executive Officer

Accepted:	/s/ JOHN L. ARMSTRONG, JR.

Date: 10/27/03